Exhibit 10.2
CONSULTING AGREEMENT
          THIS AGREEMENT is made as of the 12th day of January, 2007 (“Effective Date”), by and between Scott Pettit, an individual residing at 1435 Semar Court, Mt. Prospect, Illinois 60056 (“Consultant”), and Insurance Auto Auctions, Inc., an Illinois corporation (the “Company”).
          IN CONSIDERATION of the mutual covenants and promises herein contained, Consultant and the Company hereby agree as follows:
          1. Consulting Term. For the period commencing on the Effective Date and continuing for a period ending on the third anniversary of such date, unless sooner terminated in accordance with the terms of this Agreement (the “Consulting Term”), the Company shall hire Consultant, and Consultant shall work for the Company as a consultant and shall perform such consulting services as shall be determined from time to time by the Company. Notwithstanding the foregoing, the Company and Consultant may terminate this Agreement at any time and from time to time upon written notice to the other as provided in Section 12 hereof; provided, however, that in the event this agreement is terminated by the Company or the Consultant obtains employment or a consulting engagement with a third party during the Consulting Term, the Company shall be obligated to continue to pay Consultant his Consulting Fee until the end of the Consulting Term. It is understood and agreed that during the Consulting Term, Consultant shall devote his business time, effort, skill and attention to the Company’s affairs as reasonably directed; provided, however, that in the event Consultant obtains employment and/or other consulting engagements with third parties during the Consulting Term, the consulting services provided by Consultant shall be appropriately adjusted by mutual agreement of the Company and the Consultant and, in any event, the Company shall be obligated to continue to pay Consultant his Consulting Fee until the end of the Consulting Term.
          2. Consulting Fee. During the Consulting Term, the Company shall pay Consultant the amount of $433,100 per year (the “Consulting Fee”). Such Consulting Fee shall be payable to Consultant no less frequently than monthly. The Consultant shall continue to participate in the Company’s benefit plans (excluding any Company automobile allowance plan or arrangement)1, subject to the respective terms of such plans and applicable law. Furthermore, the Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by Consultant on behalf of the Company in connection with such consulting services performed by Consultant; provided, however, that no items of cost or expense shall be incurred without the prior approval of the Company, or which are inconsistent with the Company’s then-standard

[1]	The Company’s automobile allowance is excluded because the amount of the annual auto allowance currently received by Mr. Pettit is included in the annual consulting fee amount.

criteria for reimbursing expenses and all items of cost and expense shall be supported by vouchers, receipts, or other appropriate documentation consistent with the Company’s practices.
          3. Treatment of Equity. Notwithstanding Section 4 of the Non-Qualified Stock Option Agreement between Axle Holdings, Inc. and the Consultant dated May 25, 2005 (the “Option Agreement”), as of the Effective Date (i) Consultant shall be fully vested in all Service Options (as such term is defined in the Option Agreement) granted to Consultant pursuant to the Option Agreement and such Service Options shall remain exercisable until the earlier of the Normal Expiration Date (as such term is defined in the Option Agreement) or the end of the maximum time period permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) beyond which such Service Options would be treated as nonqualified deferred compensation for purposes of Section 409A and (ii) all Exit Options (as such term is defined in the Option Agreement) granted to Consultant pursuant to the Option Agreement shall remain outstanding and shall become exercisable, if at all, on the date of a Vesting Event (as such term is defined in the Option Agreement), provided that such Exit Options shall terminate and be canceled at the end of the maximum time period permissible under Section 409A beyond which such Exit Options would be treated as nonqualified deferred compensation for purposes of Section 409A if such time period ends prior to the occurrence of a Vesting Event. Notwithstanding Article VIII of the Amended and Restated Limited Liability Company Agreement of Axle Holdings II, LLC (the “LLC Agreement”), as of the Effective Date all Override Units (as such term is defined in the LLC Agreement) granted to Consultant shall remain outstanding and expire and be forfeited on the 10th anniversary of the issuance of such Override Units.
          4. Independent Contractor. From and after the Effective Date, Consultant agrees that he shall be an independent contractor of the Company and shall not take any action which would interfere with contractual relationships of the Company or any affiliate of the Company with customers, suppliers, employees or others, any action which disparages or diminishes the reputation of the Company or any affiliate of the Company. Accordingly, Consultant shall be responsible for payment of all taxes, including Federal, State, and local taxes arising out of Consultant’s activities in accordance with this Agreement.
          5. Non-Disclosure. From and after the Effective Date, Consultant shall not disclose to any person, association, firm, corporation or other entity (other than the Company or any affiliate of the Company) in any manner, directly or indirectly, any such information or data, excepting only use of such data or information (i) as is required by applicable law or (ii) as is at the time generally known to the public and which did not become generally known through the breach of any provision of paragraphs 4 or 5 hereof by Consultant.
          6. Inventions and Creations. Any inventions or discoveries conceived or made by Consultant, while performing services under the Agreement shall belong to the Company, and Consultant agrees to disclose to the Company the details of such inventions or discoveries and upon request execute and deliver to any assignee designated by the Company all Consultant’s rights, title and interest therein or thereto, including any right which may exist to secure United States and foreign patents thereon and the right to use and enjoy such inventions or discoveries without further payment to Consultant other than the consideration mentioned above. Further, all works eligible for copy right protection produced by the Consultant in whatever media during the term of this Agreement, shall belong entirely to the Company. Consultant agrees to assign and does hereby assign to the Company all of Consultant’s worldwide right, title and interest in and to such work and all rights of copyright therein.
          7. Indemnification. Each party agrees to release, protect and save the other, its agents, servants and employees, harmless from and against all loss, damage, cost and expense resulting from death or injury to, or loss of, destruction of or damage to property of the other, which may be caused in any manner, while engaged in the performance of work or services under this Agreement or incident thereto, except to the extent caused by the indemnified party’s negligence or willful act.
          8. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of Consultant, his heirs, executors, administrators, and other legal representatives and shall be binding on and inure to the benefit of the Company and its successors and assigns. The failure of either party at any time or from time to time to require performance of the other party’s obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent or prior breach.
          9. Enforceability. The parties have attempted to limit the scope of the covenants set forth in this Agreement to the extent necessary. The parties recognize, however, that reasonable people may differ in making such determination. Consequently, the parties hereby agree that if the scope and duration of such covenants would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified.
          10. Construction. Whenever the context of this Agreement requires, words used in the singular shall be construed to mean and include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine, or neuter gender.
          11. Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Consultant and the Company.
          12. Notices. All notices, requests, demands and other communications required or permitted under the Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery to the party for whom it is intended or one business day after having been dispatched by a nationally recognized overnight courier service bearing the address shown below for, or such other address as may be designated in writing hereafter by, such party; (i) if to Consultant, the address set forth on the first page of this Agreement, (ii) if to the Company, to Insurance Auto Auctions, Inc., 2 Westbrook Corporate Center, Suite 500, Westchester, Illinois 60154, Attention: General Counsel.
          13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall be one and the same instrument.
          14. Resolution of Disputes; Arbitration. Should a dispute arise concerning this Agreement, its interpretation or termination, or Consultant’s engagement with the Company, either party may request a conference with the other party to this Agreement and the parties shall meet to attempt to resolve the dispute. Failing such resolution within thirty (30) days of ether party’s request for a conference, the Company and Consultant shall endeavor to select an arbitrator who shall hear the dispute. In the event the parties are unable to agree on an arbitrator, Consultant and Company shall request the American Arbitration Association (“AAA”) to submit a list of nine (9) names of persons who could serve as an arbitrator. The Company and Consultant shall alternately remove names from this list (beginning with the party which wins a flip of a coin) until one person remains and this person shall serve as the impartial arbitrator. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes as promulgated by the AAA. The decision of the arbitrator shall be final and binding on both parties. Each party shall bear equally all costs of the arbitrator. The arbitrator shall only have authority to interpret, apply or determine compliance with the provisions set forth in this Agreement, but shall not have the authority to add to, detract from or otherwise alter the language of this Agreement.
          15. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois without giving effect to the provisions thereof regarding conflict of laws.
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          IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument on the day first above written.
Signed in the presence of:

/s/ Scott Pettit

Scott Pettit

Insurance Auto Auctions, Inc.

By:	/s/ Thomas C. O’Brien

Thomas C. O’Brien

Its:	President & CEO
Solely with respect to Section 3 hereof:

Axle Holdings, Inc.

By:	/s/ Thomas C. O’Brien

Thomas C. O’Brien

Its:	President & CEO
Solely with respect to Section 3 hereof:

Axle Holdings II, LLC

By:	/s/ Thomas C. O’Brien

Thomas C. O’Brien

Its:	President & CEO